EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265993) of Third Coast Bancshares, Inc. of our report dated May 16, 2024 relating to the financial statements and supplemental schedule of the Third Coast Bank 401(k) and Employee Stock Ownership Plan (formerly known as the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan) for the year ended December 31, 2023, which appears in this Form 11-K.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas

May 16, 2024